EXHIBIT 10.2

October 26, 2016

To the Boards of Directors of INBIT CORP, a Nevada Corporation

Re:	Resignation from Officer and Director Positions

I Viktor Zeziulia hereby resign from the offices of President, Chief Executive Officer, Chief Financial Officer, Chairman, Secretary, and Treasurer effective today, October 26, 2016.

I also resign from the Board of Directors, but such resignation from the Board is not effective until Ten (10) days following the mailing of the Company’s Schedule 14-F Information Statement to the Company’s shareholders of record.

Such resignation from the Board shall take place automatically following the tenth day after such mailing without any further action on my part. Until then, I shall continue to serve as a member of the Board of Directors to help facilitate the appointment of new officers and directors for the Company.

I confirm that at the time of my resignation no disagreement exists between me and INBIT CORP.

Sincerely,

/s/ Viktor Zeziulia

Viktor Zeziulia